Exhibit 1.6

TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP Publicly-held company CNPJ/MF 02.558.157/0001-62 - NIRE 35.3.0015881-4

MINUTES OF THE 89th MEETING OF THE BOARD OF AUDITORS OF
TELECOMUNICAÇÕES DE SÃO PAULO S/A – TELESP,
HELD ON MARCH 25th, 2011.

On March 25th, at 9:00 a.m., at the headquarters of the company, located at Rua Martiniano de Carvalho, 851, in the capital of the State of São Paulo, the members of the Board of Auditors of Telecomunicações de São Paulo S/A - Telesp. (“Company”), subscribing these minutes, held a meeting.

The meeting was held extraordinarily and was attended by the Officer Mr. Norair Ferreira do Carmo, who made a presentation on the corporate restructuring involving the Company, regarding the merger by the Company of the totality of shares of Vivo Participações S/A, a publicly-held corporation incorporated in accordance with the laws of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Roque Petroni Junior, 1464, 6th floor, enrolled with CNPJ/MF under n.º 02.558.074/0001-73 (“Vivo Part.”), mainly aiming at the consolidation of the companies’ shareholders base, (“Corporate Restructuring”). Moreover, the representatives of Banco Santander (Brasil) S.A. and Planconsult Planejamento e Consultoria Ltda. also attended the meeting.

Subsequently, the members of the board analyzed and evaluated the documents related to the proposed Corporate Restructuring, namely: (a) the draft of the Protocol of Merger of Shares and Instrument of Justification to be executed by and between the Company and Vivo Part. (“Protocol of Merger”), related to the merger of the totality of shares of Vivo Part. into Telesp, comprising the terms, justifications and general conditions of the intended merger, the valuation criteria of the shares to be merged and the resulting increase of the capital stock of Telesp; (b) the valuation report of the shares of Vivo Part. based on the economic value of such shares on the base date of December 31st, 2010, prepared by Planconsult Planejamento e Consultoria Ltda. for the purposes of determining the increase of the capital stock of Telesp; (c) the valuation report of the Company and of Vivo Part. prepared by Banco Santander (Brasil) S.A., based on the discounted cash flow methodology, to be used as a basis for the negotiation between the relevant Special Committees and for the determination of the exchange ratio of the shares of Vivo Part. for new shares to be issued by the Company; and (d)

Ata da 80a RCF

TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP Publicly-held company CNPJ/MF 02.558.157/0001-62 - NIRE 35.3.0015881-4

e (d) the valuation reports of the net worth of the Company and of Vivo Part. at market prices, on the base date of December 31st, 2010, for the purposes of article 264 of Law No. 6.404/76, prepared by Planconsult Planejamento e Consultoria Ltda..

The Board Members became aware that the Company has followed the recommendations comprised in CVM Parecer de Orientação n.º 35/08, having constituted the Special Committee to analyze the terms and conditions of the Corporate Restructuring, mainly the exchange ratio of shares, which also counted on the independent financial advice of Banco Santander (Brasil) S.A..

Taking into consideration the clarifications provided by the Board of Officers, as well as the analyzed documents, the members of the Board of Auditors have agreed that the terms of the Protocol of Merger which draft has been presented to them, in its completeness, with all its conditions, as well as the further documents presented, comply with the applicable legal provisions, and therefore recommend its approval, without qualification, to the General Shareholder Meeting which will be held for this purpose under the Corporations Law.

As no matters were left to be discussed, the meeting was adjourned and the minutes were drown up, and after read and approved, were executed by the Board Members, being registered at the corporate books.

São Paulo, March 25th, 2011.

Flávio Stamm Board Member	Cremênio Medola Netto Board Member
Stael Prata Silva Filho Board Member

Ata da 80a RCF